Exhibit 99.1

Arden Group, Inc.

CONTACT:	David M. Oliver

Chief Financial Officer

TELEPHONE:	310/638-2842	FOR IMMEDIATE RELEASE

	NASDAQ/NMS-ARDNA	SOUTHERN CALIFORNIA

Arden Group, Inc. Announces
Developments on Gelson’s Union Contract

Los Angeles, CA March 15, 2004 - Arden Group, Inc., the parent company of Gelson’s Markets, announced that on Friday, March 12, 2004, Gelson’s employees who are members of the United Food and Commercial Workers voted not to approve a new union contract identical in terms to the contract that had earlier been ratified by union employees at the Southern California Vons, Ralphs and Albertsons stores.  The eligible employees who voted against the new contract represented more than a majority of those who voted; however, those voting against the new contract represent only about 36% of Gelson’s union employees eligible to vote.

Prior to the labor dispute that had lasted from October 11, 2003 to February 29, 2004, Gelson’s had agreed with the union to continue operating under a contract extension and to agree to be bound by all modifications regarding Trust Funds and Hourly Wage Rates as negotiated between the UFCW and Vons, Ralphs and Albertsons.

The unions and Gelson’s are in discussions about the situation.  Gelson’s continues to operate its 18 supermarkets in Southern California as usual, with the active services of its union workers.

This press release contains forwarding-looking statements that involve risks and uncertainties and are subject to change based on various factors.  Forward-looking statements reflect the Company’s current expectations based on the information currently available to the Company, and changes in that information may affect the Company’s expectations.

Arden Group, Inc. is the parent company of Gelson’s Markets which operates 18 supermarkets in Southern California.

Post Office Box 512256, Los Angeles, California 90051-0256     (310) 638-2842
2020 South Central Avenue, Compton, California 90220    FAX: (310) 631-0950